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                                                                    EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Western Bancorp (formerly Monarch Bancorp) on Form S-4 of our report dated January 19, 1996, on the statements of operations, changes in stockholders' equity, and cash flows, of Santa Monica Bank, for the year ended December 31, 1995 (such financial statements are not included herein) incorporated by reference in the Current Report on Form 8-K/A, filed on April 9, 1998, of Western Bancorp, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Los Angeles, California
June 24, 1998